Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-204181, 333-80167, 333-145272 and 333-193162) of Popular, Inc. of our report dated June 28, 2016 relating to the financial statements of Popular, Inc. U.S.A.401 (K) Savings and Investment Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

June 28, 2016